Best-Ever Mobile Broadband Sales and Strong Cash Flows Highlight AT&T’s Fourth-Quarter Results;
Stock Buyback Begins on Previous 300 Million Share Authorization

2012 Outlook: Solid Revenue, Margins and Earnings Growth with Strong Free Cash Flow

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$(1.12) diluted EPS in fourth quarter compared to $0.18 diluted EPS in the year-ago period. Excluding significant items for both quarters, EPS of $0.42 compared to $0.55 in the year-ago quarter driven by the company’s best-ever quarter for smartphone activations – up nearly 60 percent year over year

▪	Consolidated revenues of $32.5 billion, up $1.1 billion, or 3.6 percent, versus the year-earlier period

▪	In 2011, AT&T’s growth engines — wireless, wireline data and managed services — represented 76 percent of total revenues and grew 7.5 percent versus 2010, led in the fourth quarter by:

o	10.0 percent growth in wireless revenues

o	19.4 percent growth in wireless data revenues, up $956 million versus the year-earlier quarter

o	16.4 percent growth in strategic business services revenues

o	43.7 percent growth in consumer U-verse revenues

▪	9.4 million smartphone sales, best-ever quarter and 50 percent more than previous quarterly record and nearly double 3Q11 sales; 82 percent of postpaid sales were smartphones

▪	717,000 wireless postpaid net adds, the largest increase in five quarters; 2.5 million increase in total net wireless subscribers, with gains in every customer category

▪	Best-ever quarter for Android and Apple smartphones, including 7.6 million iPhone activations

▪	571,000 branded computing device (tablets, aircards, etc.) sales, best-ever quarter to reach 5.1 million total subscribers; up almost 70 percent from a year ago

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12th consecutive quarter with a year-over-year increase in postpaid wireless subscriber ARPU (average monthly revenues per subscriber), up 1.4 percent to $63.76 – more than $6 higher than nearest competitor’s ARPU

▪	Second consecutive quarter of sequential growth in wireline business revenues

▪	Sixth consecutive quarter of year-over-year growth in wireline consumer revenues, driven by AT&T U-verse® services

▪	208,000 net gain in AT&T U-verse TV subscribers to reach 3.8 million in service, with continued high broadband and voice attach rates

Note: AT&T's fourth-quarter earnings conference call will be broadcast live via the Internet at 10 a.m. ET on Thursday, January 26, 2012, at www.att.com/investor.relations.

DALLAS, Jan. 26, 2012 — AT&T Inc. (NYSE:T) today reported fourth-quarter results highlighted by record mobile broadband sales, strong wireless network performance and improved wireline revenue trends.

“We had a tremendous year in terms of execution, and we have excellent momentum across our growth platforms,” said Randall Stephenson, AT&T chairman and chief executive officer. “This was a blowout quarter for smartphone sales. Our network performance is at a high level on voice quality and best-in-class mobile download speeds. U-verse sales continue to be strong and business revenue trends are on a good track.

“Looking ahead, we start 2012 with the best visibility we’ve had in some time, and we’re well positioned to deliver solid results – including continued revenue growth with margin expansion, solid earnings per share growth and strong cash flow,” Stephenson said. “In short order, we will begin share repurchases to deliver significant value to our owners.”

Fourth-Quarter Financial Results

For the quarter ended December 31, 2011, AT&T's consolidated revenues totaled $32.5 billion, up $1.1 billion, or 3.6 percent, versus the year-earlier quarter.

Compared with the fourth quarter of 2010, operating expenses were $41.5 billion versus $29.3 billion; operating loss was $9.0 billion, compared to operating income of $2.1 billion; and AT&T's operating income margin was (27.7) percent, compared to 6.7 percent. Excluding fourth-quarter significant items, operating expenses were $28.1 billion versus $25.8 billion; operating income was $4.4 billion, compared to $5.6 billion; and operating income margin was 13.5 percent, compared to 17.7 percent.

Fourth-quarter 2011 net income attributable to AT&T totaled $(6.7) billion, or $(1.12) per diluted share. Excluding significant non-cash charges of $0.65 from the actuarial loss on benefit plans and $0.48 for directory asset impairments, along with a one-time charge of $0.44 for termination of the T-Mobile USA acquisition and a one-time gain of $0.03 from a tax settlement, adjusted earnings per share was $0.42.

(The actuarial loss on benefit plans was driven by a reduction in the discount rate from 5.8 percent to 5.3 percent. While our investment returns were better than the overall market, they were less than expectations; this was largely offset by better-than-expected force and medical cost management. The directory asset impairment resulted from an annual review of intangible assets compared to fair value.)

These results compare with reported net income attributable to AT&T of $1.1 billion, or $0.18 per diluted share, in the fourth quarter of 2010. Excluding significant items, earnings per share for the fourth quarter of 2010 was $0.55 per diluted share.

Fourth-quarter 2011 cash from operating activities totaled $7.5 billion, and capital expenditures totaled $5.5 billion. Also included in the fourth quarter, the company made a $1.0 billion contribution to the company’s pension fund. No additional funding is required in 2012. Free cash flow — cash from operating activities minus capital expenditures — totaled $2.0 billion.

Full-Year Results

For the full year 2011, compared with 2010 results, AT&T's consolidated revenues totaled $126.7 billion versus $124.3 billion, up 2.0 percent; operating expenses were $117.5 billion, compared with $104.7 billion; net income attributable to AT&T was $3.9 billion versus $19.9 billion; and earnings per diluted share was $0.66 compared with $3.35. Excluding significant items, earnings per share totaled $2.20, compared with $2.29.

Compared with 2010 results, AT&T's full-year cash from operating activities totaled $34.6 billion, down from $35.0 billion. Capital expenditures, including capitalized interest, totaled $20.3 billion versus $20.3 billion, including a 6.4 percent increase in wireless-related capital investment versus 2010, as AT&T aggressively deployed next-generation mobile broadband networks. Free cash flow totaled $14.4 billion, compared with $14.7 billion.

Outlook

AT&T is well positioned to deliver solid revenue and earnings growth with improving margins while returning substantial value to shareowners. In 2012, AT&T expects continued consolidated revenue growth, including postpaid wireless ARPU growth around 2 percent for the year. The company also expects to expand consolidated and wireless margins while keeping wireline margins stable. Achieving these targets will lead to mid-single-digit or better earnings growth with an opportunity to accelerate earnings growth beyond 2012. Outlook excludes any significant items. Importantly, little economic lift is assumed with these expectations.

AT&T expects capital expenditures to be about $20 billion, stable with 2011, as increases in wireless spending offset declines in wireline capital expenditures. The company also expects strong free cash flow, with full-year free cash flow in the $15 to $16 billion range, and plans to begin execution of its existing 300 million share repurchase authorization immediately.

WIRELESS OPERATIONAL HIGHLIGHTS

Record-setting mobile broadband sales and the company’s best postpaid subscriber growth in five quarters drove double-digit wireless revenue growth. AT&T continues to lead the industry in smartphone penetration, mobile broadband sales and postpaid ARPU. Highlights included:

Best Postpaid Growth in Five Quarters. AT&T posted a net increase in total wireless subscribers of 2.5 million in the fourth quarter to reach 103.2 million in service. This included gains in every customer category. Subscriber additions for the quarter include postpaid net adds of 717,000, the best gain in five quarters. Prepaid net adds were 159,000, connected device net adds were 1,029,000 and reseller net adds were 592,000. Fourth-quarter net adds reflect accelerated adoption of smartphones, including the October launch of the iPhone 4S, increases in prepaid and reseller subscribers and sales of tablets and connected devices such as automobile monitoring systems, security systems and a host of other emerging products.

Record Quarter for Smartphone Sales. AT&T delivered its best-ever smartphone sales quarter – up nearly 60 percent from the year-ago period. (Smartphones are devices with voice and data capabilities and an advanced operating system to better manage data and Internet access.) In the fourth quarter, the company set a new record with 9.4 million smartphones sold, nearly double the number sold in the third quarter and 50 percent more than the previous quarterly record. Fourth-quarter smartphone sales represented more than 80 percent of postpaid device sales. Both iPhone and Android device sales set records. During the quarter, more than 7.6 million iPhones were activated, the majority of which were iPhone 4S, which went on sale Oct. 14, and more than twice as many Android smartphones were sold versus the fourth quarter a year ago. iPhone sales were helped by a superior customer experience, with AT&T delivering download speeds up to three-times faster than on other U.S. carriers’ networks.

At the end of the quarter, 56.8 percent of AT&T's 69.3 million postpaid subscribers had smartphones, up from 42.7 percent a year earlier and 32.8 percent two years ago. The average ARPU for smartphones on AT&T’s network is 1.9 times that of the company's non-smartphone devices. About 87 percent of smartphone subscribers are on FamilyTalk® or business plans. Churn levels for these subscribers are significantly lower than for other postpaid subscribers.

Best-Ever Quarter for Branded Computing Device Sales. AT&T had its best sales quarter ever for branded computing subscribers, a new growth area for the company that includes tablets, aircards, mobile Wi-Fi hot spot devices, tethering plans and other data-only devices. AT&T added 571,000 of these devices to reach 5.1 million, an almost 70 percent increase in total subscribers from a year ago. Most of those new subscribers were tablets, with 311,000 added in the quarter, more than half of which were postpaid.

Double-Digit Growth for Wireless Revenues. Total wireless revenues, which include equipment sales, were up 10.0 percent year over year to $16.7 billion. Wireless service revenues increased 4.0 percent, to $14.3 billion, in the fourth quarter.

Wireless Data Revenues Increase 19.4 Percent. Wireless data revenues — driven by Internet access, access to applications, messaging and related services — increased by $956 million, or 19.4 percent, from the year-earlier quarter to $5.9 billion. AT&T’s postpaid wireless subscribers on monthly data plans increased by 16.4 percent over the past year. The number of subscribers on tiered data plans also continues to increase. About 22 million, or 56 percent, of all smartphone subscribers are on tiered data plans, and about 70 percent have chosen the higher-tier plans.

Industry-Leading Postpaid ARPU Continues Growth. Driven by strong data growth, postpaid subscriber ARPU increased 1.4 percent versus the year-earlier quarter to $63.76. This marked the 12th consecutive quarter AT&T has posted a year-over-year increase in postpaid ARPU. AT&T continues to lead the industry with postpaid subscriber ARPU about $6 higher than the nearest competitor. Postpaid data ARPU reached $26.01, up 14.9 percent versus the year-earlier quarter.

Postpaid Churn Up Only Slightly. Despite record smartphone sales and the first holiday sales period since the loss of AT&T’s iPhone exclusivity, postpaid churn was up only slightly at 1.21 percent, compared to 1.15 percent in both the year-ago fourth quarter and in the third quarter of 2011. Total churn was up slightly at 1.39 percent versus 1.32 percent in the fourth quarter of 2010 and 1.28 percent in the third quarter of 2011.

Wireless Margins Reflect Record Sales. Fourth-quarter wireless margins reflect record-setting smartphone sales and customer upgrade levels. This was offset in part by improved operating efficiencies and further revenue gains from the company’s growing base of high-quality smartphone subscribers.

AT&T’s fourth-quarter wireless operating income margin was 15.2 percent versus 22.9 percent in the year-earlier quarter, and AT&T’s wireless EBITDA service margin was 28.7 percent, compared with 37.6 percent in the fourth quarter of 2010. (EBITDA service margin is earnings before interest, taxes, depreciation and amortization, divided by total service revenues.) Fourth-quarter wireless operating expenses totaled $14.2 billion, up 20.9 percent versus the year-earlier quarter, and wireless operating income was $2.5 billion, down 27.0 percent year over year.

WIRELINE OPERATIONAL HIGHLIGHTS
AT&T's fourth-quarter wireline results were highlighted by the second consecutive quarter of sequential wireline business revenue growth, a 44 percent increase in U-verse revenues and solid cost management:

Sequential Wireline Business Revenue Growth Continues. Total business revenues grew sequentially for the second consecutive quarter. Revenues were $9.3 billion, down 1.4 percent versus the year-earlier quarter but a slight increase over the third quarter of 2011. The year-over-year decline reflects economic conditions and weakness in voice and legacy data products somewhat offset by growth in IP data. Business service revenues, which exclude CPE, declined 1.2 percent year over year, compared to a year-over-year decline of 4.3 percent in the year-ago quarter and were essentially flat sequentially, despite fewer business days in the fourth quarter.

Robust Strategic Business Services Revenues. Revenues from the new-generation capabilities that lead AT&T's most advanced business solutions — including Ethernet, VPNs, hosting, IP conferencing and application services — grew 16.4 percent versus the year-earlier quarter, continuing strong trends in this area. This now represents a nearly $6 billion annualized revenue stream.

VPN Growth Drives Business IP Revenues. Total business IP data revenues grew 9.2 percent versus the year-earlier fourth quarter, led by growth in VPN revenues. IP-based solutions allow customers to easily add managed services such as network security, cloud services and IP conferencing on top of their infrastructures. Total business data revenues grew 1.3 percent year over year.

Wireline Consumer Revenues Continue Growth. Driven by strength in IP data services, revenues from residential customers totaled $5.3 billion, an increase of 0.5 percent versus the fourth quarter a year ago. The fourth quarter marked the sixth consecutive quarter of year-over-year growth.

208,000 U-verse Net Adds. AT&T U-verse TV added 208,000 subscribers to reach 3.8 million in service. As U-verse scales, its margins improve, contributing to profitability. In the fourth quarter, the AT&T U-verse High Speed Internet attach rate was 90 percent and about half of new subscribers took AT&T U-verse Voice. About three-fourths of AT&T U-verse TV subscribers have a triple- or quad-play option from AT&T. ARPU for U-verse triple-play customers was almost $170, up 2.5 percent year over year.

AT&T's U-verse deployment has reached its goal of passing 30 million living units. Companywide penetration of eligible living units continues to grow and was at 15.9 percent in the fourth quarter, and 25.0 percent across areas marketed to for 36 months or more. AT&T's total video subscribers, which combine the company's U-verse and bundled satellite customers, reached 5.6 million at the end of the quarter, representing 23.9 percent of households served.

U-verse Broadband Continues Strong Growth. AT&T U-verse High Speed Internet delivered a fourth-quarter net gain of 587,000 subscribers to reach a total of 5.2 million, helping offset losses from DSL. Overall, AT&T lost 49,000 wireline broadband connections. About 74 percent of consumers have a broadband plan delivering speeds of 3 Mbps or higher versus 65 percent in the year-ago quarter.

U-verse Drives Consumer Revenue Transformation. U-verse continues to drive a transformation in wireline consumer, reflected by the fact that consumer IP revenues now represent 53.2 percent of wireline consumer revenues, up from 45.0 percent in the year-earlier quarter. Increased AT&T U-verse penetration and a significant number of subscribers on triple- or quad-play options drove 18.7 percent year-over-year growth in IP revenues from residential customers (broadband, U-verse TV and U-verse Voice) and 4.3 percent sequential growth. U-verse revenues grew 43.7 percent compared with the year-ago fourth quarter and were up 8.6 percent versus the third quarter of 2011.

Growth in Revenues Per Household Continues. Wireline revenues per household served increased 7.0 percent versus the year-earlier fourth quarter and were up 2.3 percent sequentially (average revenues per household is total wireline consumer revenues divided by the average monthly households in service), driven by AT&T U-verse services. This marked AT&T’s 16th consecutive quarter with year-over-year growth in wireline consumer revenues per household as U-verse scales and represents a larger portion of this category.

Consumer Connection Trends. In the fourth quarter, AT&T posted a decline in total consumer revenue connections primarily due to expected declines in traditional voice access lines, consistent with broader industry trends and somewhat offset by increases in U-verse TV and VoIP (Voice over Internet Protocol) connections. AT&T U-verse Voice connections increased by 136,000 in the quarter and 598,000 over the past four quarters. Total consumer revenue connections at the end of the fourth quarter were 41.3 million, compared with 43.4 million at the end of the fourth quarter of 2010 and 41.9 million at the end of the third quarter of 2011.

Wireline Revenues Down Slightly. Total fourth-quarter wireline revenues were $14.9 billion, down 1.4 percent versus the year-earlier quarter and down slightly sequentially. Fourth-quarter wireline operating expenses were $13.1 billion, down 0.2 percent versus the fourth quarter of 2010 and down 0.1 percent sequentially. Wireline operating income totaled $1.8 billion, down from $2.0 billion in the fourth quarter of 2010 and down versus the third quarter of 2011. AT&T’s fourth-quarter wireline operating income margin was 11.9 percent, compared to 13.0 percent in the year-earlier quarter and down slightly from 12.1 percent in the third quarter of 2011. Improved consumer and business IP data revenue trends and execution of cost initiatives helped to partially offset declines in voice revenues.

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